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February 7, 1996

UtiliCorp United, Inc.
Post Office Box 13287
Kansas City, MO 64199

Re:  Form 10-Q for the quarter ended March 31, 1995



Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.


As of January 1, 1995, the Company changed from the accrual method of accounting for its domestic natural gas trading activities to the mark-to-market method. According to the management of the Company, this change was made to more fairly present the current results of the Company's operations related to this business and to recognize that value is created and the earnings process completed, when the contractual commitments are finalized.

A complete, coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 1995.

Very truly yours,



/s/ Arthur Andersen LLP